As filed with the Securities and Exchange Commission on June 23, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Alpha Tau Medical Ltd.

(Exact name of Registrant as Specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Alpha Tau Medical Ltd.

Kiryat HaMada St. 5

Jerusalem, Israel 9777605

+972 (3) 577-4115

(Address and telephone number of Registrant’s principal executive offices)

Alpha Tau Medical, Inc.

1 Union Street 3rd Floor

Lawrence, MA 01840

(833) 455-3278

(Name, address and telephone number of agent for service)

Copies to:

Joshua G. Kiernan Latham & Watkins LLP 99 Bishopsgate London EC2M 3XF United Kingdom Tel: (+44) (20) 7710-1000	Nathan Ajiashvili Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 Tel: (+1) 212-906-1200	Shachar Hadar Matthew Rudolph Meitar | Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 5250608, Israel Tel: +972 (3) 610-3100

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 23, 2025

PRELIMINARY PROSPECTUS

3,463,202 ORDINARY SHARES,

ALPHA TAU MEDICAL LTD.

This prospectus relates to the resale by the selling shareholders named in this prospectus (the “Selling Shareholders”) from time to time of up to an aggregate of 3,463,202 ordinary shares, no par value per share (the “ordinary shares”) in amounts, at prices and on terms that will be determined at the time of any such offering. The ordinary shares being registered for resale hereunder comprise (i) 3,237,000 ordinary shares issuable upon the exercise of the IR/PR Warrants (as defined below) that were acquired by Oramed Ltd. (“Oramed”) pursuant to a Strategic Services Agreement (as defined below) and (ii) 226,202 ordinary shares that were acquired by A & M Construction Co., Inc. (“A & M Construction”) as consideration for an amendment to a Design-Build Agreement (as defined below, together with the Strategic Services Agreement, the “Agreements”). We are registering the ordinary shares for resale pursuant to the terms of the Agreements.

Our ordinary shares are listed on the Nasdaq Stock Market LLC under the trading symbol “DRTS.” On June 20, 2025, the closing price for our ordinary shares on the Nasdaq Stock Market LLC was $2.90 per ordinary share.

We will not receive any of the proceeds from the sale of the ordinary shares by the Selling Shareholders; however, we expect to receive approximately $12.26 million from the exercise of the IR/PR Warrants, assuming such IR/PR Warrants were exercised in full, unless such IR/PR Warrants were exercised on a “cashless” basis. The ordinary shares issuable upon the exercise of the IR/PR Warrants will have been issued by us following such exercise and prior to any resale of such shares pursuant to this prospectus.

The Selling Shareholders named in this prospectus and any of their pledgees, assignees and successors-in-interest, may offer or resell the ordinary shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Shareholders will bear all commissions and discounts, if any, attributable to the sale of the ordinary shares. We will bear all costs, expenses and fees associated with the registration of the securities covered by this prospectus, as described in the section entitled “Plan of Distribution.”

For additional information on the methods of sale that may be used by the Selling Shareholders, see “Plan of Distribution” beginning on page 23 of this prospectus.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, and a “foreign private issuer”, and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Summary of the Prospectus—Implications of Being an Emerging Growth Company” and “Summary of the Prospectus—Implications of Being a Foreign Private Issuer.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus and other risk factors contained in the documents incorporated by reference herein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission, the Israeli Securities Authority nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is              , 2025.

No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “seek,” “believe,” “estimate,” “predict,” “potential,” “continue,” “contemplate,” “possible” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, our expectations concerning the outlook for our business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

●	We have incurred significant losses since inception and have not generated any revenue to date. We expect to incur losses over the next several years and may not be able to achieve or sustain revenues or profitability in the future;

●	We may need substantial additional funding, and if we are unable to raise capital when needed, we could be forced to delay, reduce or terminate the development of the Alpha DaRT technology or other product discovery and development programs or commercialization efforts;

●	Our limited operating history may make it difficult for you to evaluate the success of our business to date and to assess its future viability;

●	Our approach to the development of our proprietary Alpha DaRT technology represents a novel approach to radiation therapy, which creates significant and potentially unpredictable challenges for us;

●	The commercial success of our Alpha DaRT technology, if authorized or certified for commercial sale, will depend in part upon public perception of radiation therapies, and to a lesser extent, radiopharmaceuticals, and the degree of their market acceptance by physicians, patients, healthcare payors and others in the medical community;

●	The market opportunities for our Alpha DaRT technology may be smaller than we anticipated or may be limited to those patients who are ineligible for or have failed prior treatments. If we encounter difficulties enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected;

●	We do not currently engage in commercial marketing activities or sales efforts and have no experience in marketing our products. If we are unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell our Alpha DaRT technology, if approved or certified for commercial sale, we may not be able to generate product revenue;

●	We currently conduct, and in the future intend to continue conduct, preclinical studies, clinical trials for our Alpha DaRT technology outside the United States, and the FDA (as defined below) and similar foreign regulatory authorities may not accept data from such trials;

●	Our Alpha DaRT technology and operations are subject to extensive government regulation and oversight both in the United States and abroad, and our failure to comply with applicable requirements could harm our business;

ii

●	We may not receive, or may be delayed in receiving, the necessary marketing authorizations or certifications for our Alpha DaRT technology or any future products or product candidates, and failure to timely obtain necessary marketing authorizations or certifications for our product candidates would have a material adverse effect on our business;

●	If we do not obtain and maintain international regulatory registrations, marketing authorizations or certifications for any product candidates we develop, we will be unable to market and sell such product candidates outside of the United States;

●	If in the future our Alpha DaRT technology is approved or certified for commercial sale, but we are unable to obtain adequate reimbursement or insurance coverage from third-party payors, we may not be able to generate significant revenue;

●	We may be unable to obtain a sufficient or sufficiently pure supply of radioisotopes to support clinical development or at commercial scale;

●	If we are unable to obtain and maintain patent or other intellectual property protection for our Alpha DaRT technology and for any other products or product candidates that we develop, or if the scope of the patent or other intellectual property protection obtained is not sufficiently broad, our competitors could develop and commercialize products and technology similar or identical to ours, and our ability to commercialize any product candidates we may develop, and our technology may be adversely affected;

●	We are incurring increased costs as a result of operating as a public company, and our management will devote substantial time to compliance initiatives;

●	Conditions in Israel could materially and adversely affect our business; and

●	The other matters described in the section titled “Risk Factors” beginning on page 6.

We caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this prospectus. We undertake no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear in our public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section titled “Where You Can Find More Information; Incorporation of Information by Reference” elsewhere in this prospectus.

Market, ranking and industry data used throughout this prospectus, including statements regarding market size and technology adoption rates, is based on the good faith estimates of our management, which in turn are based upon our management’s review of internal surveys, independent industry surveys and publications including third party research and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus and under the headings “Risk Factors” and “Operating and Financial Review and Prospects” in our Annual Report on Form 20-F for the year ended December 31, 2024 (our “Annual Report”), incorporated by reference into this prospectus.

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SUMMARY OF THE PROSPECTUS

This summary highlights, and is qualified in its entirety by, the more detailed information included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you. You should read and carefully consider the entire prospectus, especially the “Risk Factors” section of this prospectus and in our Annual Report, before deciding to invest in our ordinary shares. Unless the context otherwise requires, we use the terms “company,” “we,” “us” and “our” in this prospectus to refer to Alpha Tau Medical Ltd. and subsidiaries.

We are a clinical-stage oncology therapeutics company focused on harnessing the innate relative biological effectiveness and short range of alpha particles for use as a localized radiation therapy for solid tumors. Our proprietary Alpha DaRT® technology is designed to utilize the specific therapeutic properties of alpha particles while aiming to overcome, and even harness for potential benefit, the traditional shortcomings of alpha radiation’s limited range. We believe that our Alpha DaRT technology has the potential to be broadly applicable across multiple targets and tumor types. We are currently focused on developing the Alpha DaRT for use in a number of potential applications, particularly in refractory or unresectable localized tumors which are not being adequately addressed by standard of care, tumor types with a high unmet need (such as pancreatic adenocarcinoma or glioblastoma multiforme), and metastatic tumors in combination with systemic therapies such as checkpoint inhibitors.

In our initial proof of concept of the Alpha DaRT technology, we have evaluated, and continue to evaluate, the feasibility, safety and efficacy of the Alpha DaRT technology for the treatment of superficial lesions, i.e., tumors of the skin, head or neck, in multiple clinical trials conducted in clinical sites around the world. In a first-in-human study of locally advanced and recurrent squamous cell carcinoma, or SCC, cancers of the skin and head and neck, efficacy was evaluated in 28 tumors, and results showed that Alpha DaRT achieved 100% objective response rate and over 78% complete response rate. The Alpha DaRT was generally well-tolerated, with limited local toxicity and no systemic toxicity. On the basis of this clinical trial as well as some of our further clinical trials, we received marketing approval in Israel in August 2020 for the treatment of SCC of the skin or oral cavity using the Alpha DaRT. In June 2021, the U.S. Food and Drug Administration, or FDA, granted the Alpha DaRT Breakthrough Device Designation for the treatment of patients with SCC of the skin or oral cavity without curative standard of care. In October 2021, the FDA granted the Alpha DaRT a second Breakthrough Device Designation, in treating recurrent Glioblastoma Multiforme, or GBM, as an adjunct to standard medical therapies or as a standalone therapy after standard medical therapies have been exhausted. In the second half of 2021, we treated ten patients in the U.S. in a multi-center pilot feasibility trial conducted at Memorial Sloan Kettering Cancer Center and four other U.S. clinical sites, to explore the feasibility of delivering radiotherapy for malignant skin and superficial soft tissue tumors using Alpha DaRT. The study met its primary feasibility endpoint, as all patients had successful delivery of radiation by Alpha DaRT. At approximately 12 weeks and 24 weeks after treatment, all ten lesions treated demonstrated a complete response to treatment, with no product-related serious adverse events observed. In November 2023, on the basis of a clinical trial completed in Japan as well as data collected elsewhere in the world, we submitted to Japan’s Pharmaceuticals and Medical Devices Agency, or PMDA, an application for shonin pre-market approval of Alpha DaRT for use in patients with recurrent head & neck cancer. To support our U.S. strategy, we are conducting a multi-center pivotal trial, which we refer to as the ReSTART trial, to explore the delivery of radiotherapy for up to 86 patients with recurrent cutaneous squamous cell carcinoma tumors using Alpha DaRT at clinical sites around the United States and selected other clinical sites outside the U.S. We anticipate completing recruitment of this trial around Q3 2025 and receiving top-line results of the trial in early 2026 for potential submission to the FDA.

We have also evaluated and continue to evaluate the feasibility, safety and efficacy of the Alpha DaRT technology for the treatment of solid tumors in internal organs, including the pancreas, lung, prostate, rectum and liver. In January 2025, we announced interim clinical data from multiple clinical trials, including safety and feasibility studies treating patients with pancreatic cancer, a combination study with pembrolizumab in patients with recurrent unresectable or metastatic head and neck squamous cell carcinoma (HNSCC), and other clinical trials. In a pooled interim data from three clinical trials of patients with pancreatic cancer, as of January 8, 2025, 41 patients had been treated with Alpha DaRT and 33 patients had a measured objective response and were examined for survival metrics. All patients were able to receive the Alpha DaRT treatment, and 151 adverse events were reported in total, of which 38 were possibly, probably or definitely associated with Alpha DaRT treatment, of which three were deemed serious adverse events, or SAEs. An analysis of best overall response in patients with a measured response showed an 18% objective response rate and 91% disease control rate, which is defined to include patients with stable disease or an objective response. An analysis using Kaplan-Meier statistics indicated median overall survival, or OS, across the 33 patients of 18.6 months from diagnosis or initiation of the previous round of chemotherapy, or 10.9 months from treatment with Alpha DaRT. In addition, ad-hoc analyses of pancreatic cancer population subgroups suggested meaningful improvement in median OS for patients treated with Alpha DaRT after prior therapy, compared to previously published studies of alternative monotherapies, across all analyzed subgroups, though caution should be exercised in comparing results from unrelated clinical studies due to differences in study designs, patient populations and other relevant factors.

We also announced in January 2025 the approval of an investigational device exemption, or IDE, from the FDA, to conduct a clinical study examining the combination of Alpha DaRT and first-line chemotherapy in 12 patients with newly diagnosed metastatic pancreatic cancer, which was then further expanded by an IDE supplement to include a total of 30 patients across two cohorts of 15 patients each, one cohort of newly diagnosed metastatic pancreatic cancer and a second cohort of newly diagnosed locally advanced pancreatic cancer. We also announced receipt of regulatory approval from France’s Ministry of Health to initiate a French multi-center study examining the use of Alpha DaRT alongside capecitabine in treating locally advanced pancreatic cancer in 40 patients who have responded or had stable disease with first-line FOLFIRINOX chemotherapy.

We also announced in January 2025 interim data in our safety and efficacy study combining Alpha DaRT treatment with pembrolizumab in patients with recurrent unresectable or metastatic HNSCC, targeting a similar population as evaluated in Merck’s KEYNOTE-048 study and with a Combined Positive Score of at least 1. As of January 9, 2025, eight patients were treated with Alpha DaRT and pembrolizumab in the study. Of the eight patients treated, three demonstrated a systemic complete response, three demonstrated a systemic partial response, and two patients died before being evaluated, demonstrating a 37.5% systemic complete response rate and a 75% systemic objective response rate. In addition, no SAEs related to Alpha DaRT treatment were reported in these patients as of the data cutoff date of January 9, 2025.

We have engaged with a number of prestigious medical and educational institutions and, as of December 31, 2024, have fourteen clinical studies ongoing worldwide.

Additionally, in our pre-clinical studies, we evaluated the Alpha DaRT on 20 tumor models (both human and mouse). Alpha DaRT sources were observed to have killed multiple types of mouse and human tumors in vivo. The intensity of the killing activity varied between tumor types, and was dependent on the ability of the radioactive atoms to diffuse inside the tumor and on the intrinsic sensitivity of the tissue to DNA damage induced by the radiation, but all tumor types showed responsiveness to Alpha DaRT, i.e., there was no observed resistance. We therefore believe that our technology may potentially be relevant for treatment across a broad range of tumors. We are currently focused on developing the Alpha DaRT for use in a number of potential applications, particularly in refractory or unresectable localized tumors which are not being adequately addressed by standard of care, tumor types with a high unmet need (such as pancreatic adenocarcinoma or glioblastoma multiforme), and metastatic tumors in combination with systemic therapies such as checkpoint inhibitors. We are also investigating the potential of the Alpha DaRT to elicit an immune response as observed from previous pre-clinical data, as well as anecdotal evidence of response from untreated tumors, or abscopal effects, which may have the potential to inhibit or even reduce metastases.

If approved, we expect to commercialize our Alpha DaRT technology first in the United States before other markets, including Israel, notwithstanding our existing marketing authorization in Israel (under which we have not yet commercialized the product). We hold exclusive rights to our proprietary Alpha DaRT technology in our core markets, including the United States and Europe.

While local radiation therapy has been a mainstay of cancer therapy for years, it has been mostly limited to modalities utilizing beta or gamma emissions, which primarily destroy cells through an indirect mechanism relying on oxygen and the generation of free radicals to cause single-strand DNA breaks. By contrast, alpha radiation has hundreds of times the linear energy transfer rate of beta-emitters. Additionally, alpha particles’ heavier mass and far shorter particle paths (less than 100 μm) relative to beta’s lighter mass and lengthier (up to 12 mm) path, have been shown to destroy radioresistant cells in clinical studies - causing multiple, irreparable, double-strand DNA breaks and other cellular damage upon direct impact - within a very short distance. Accordingly, we believe that alpha radiation has several significant potential advantages for use in cancer radiotherapy, including a high relative biological efficiency (potentially enabling it to destroy tumor cells with administration of lower levels of radiation), imperviousness to factors such as hypoxia, and a very well-defined range of travel with limited collateral damage. Nonetheless, its use has also been limited precisely due to alpha’s extremely short particle range in living tissue, as the range of less than 100 μm is insufficient to provide meaningful clinical utility.

The Alpha DaRT technology employs a series of radioactive sources that are embedded with Radium-224 to enable a controlled, intratumoral release of alpha-emitting atoms which diffuse and decay throughout the tumor, seeking to kill cancerous cells with localized precision, while penetrating deeper into the tumor than can otherwise be reached by the limited ranges of the alpha particles themselves. Due to the inherent limited range of the alpha particles, we believe that the Alpha DaRT technology has the potential to deliver powerful and localized precise killing impact to the tumor without damage to surrounding healthy tissue. By combining the innate relative biological effectiveness and short range of alpha particles in a single-use disposable form, we believe that the Alpha DaRT could address tumors that have otherwise demonstrated poor response to radiation therapy or other standards of care, with the potential to apply to a wide range of tumors and clinical settings.

We have also devoted a significant amount of time and resources establishing a robust patent portfolio so as to gain a strong scientific and commercial foothold worldwide. As of December 31, 2024, our patent portfolio included 151 issued patents, and 217 pending patent applications, including six allowed patent applications, in the United States, Europe, the United Kingdom, Canada, Japan, Australia, China, South Korea, Israel, Russia, Mexico, India, Hong Kong, Taiwan, Singapore, South Africa and ARIPO, and four PCT applications.

The Agreements

Strategic IR/PR Services Agreement

On April 24, 2025, we entered into a Strategic IR/PR Services Agreement (the “Strategic Services Agreement”) with Oramed, whereby we engaged Oramed, on a non-exclusive basis, to provide us with comprehensive strategic investor relations and public relations management services in territories including the United States, Israel and South Korea.

As consideration for the services under the Strategic Services Agreement, we agreed to pay Oramed a non-refundable fee of $3,000,000, with $500,000 payable upon execution of the Strategic Services Agreement and the remaining $2,500,000 payable in five equal installments every six months following the date of the Strategic Services Agreement.

In addition, as approved by our shareholders at our annual general meeting on June 17, 2025, we agreed to issue to Oramed warrants to purchase our ordinary shares as follows:

(i)	2,390,000 warrants to purchase our ordinary shares with an exercise price $3.90 per share and

(ii)	847,000 warrants to purchase our ordinary shares with an exercise price of $3.474 per share (collectively, the “IR/PR Warrants”).

The IR/PR Warrants were issued as restricted securities, were exercisable immediately upon issuance and will expire on the 2.5 year anniversary of the effective date of the Strategic Services Agreement.

In addition, we agreed to register the ordinary shares issuable upon exercise of the IR/PR Warrants for resale by Oramed pursuant to this registration statement.

Design-Build Agreement

On June 23, 2025, we entered into an amendment to our Design-Build Agreement, dated July 22, 2024 (as amended, the “Design-Build Agreement”) with A & M Construction, whereby we engaged A & M Construction, on a non-exclusive basis, to provide us with various contracting services. Pursuant to the amendment, as partial consideration for the services under the Design-Build Agreement, we agreed to issue 226,202 of our ordinary shares to A & M Construction and to register such ordinary shares for resale pursuant to this registration statement.

Corporate Information

We were founded in November 2015 and are registered with the Israeli Registrar of Companies. Our registration number is 51-534453-9. Our website address is www.alphatau.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. We have included our website address in this prospectus solely for informational purposes. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as we, that file electronically, with the SEC at www.sec.gov.

The main address of our principal executive offices is Kiryat HaMada St. 5, Jerusalem, Israel 9777605 and its telephone number is +972 (3) 577-4115. Our agent for service of process in the United States is Alpha Tau Medical, Inc., 1 Union Street 3rd Floor, Lawrence, MA 01840.

Implications of Being an Emerging Growth Company

We are an emerging growth company, or EGC, as defined in the JOBS Act. For as long as we continue to be an EGC, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. We will remain an EGC until the earliest to occur of: (1) the last day of the fiscal year in which we have at least $1.235 billion in annual revenue; (2) the date we qualify as a “large accelerated filer,” with at least $700,000,000 of equity securities held by non-affiliates; (3) the date on which we have issued more than $1 billion in non-convertible debt securities during the prior three-year period; and (4) December 31, 2027.

Implications of Being a Foreign Private Issuer

We are also considered a “foreign private issuer.” Accordingly, we report under the Exchange Act of 1934, as amended, or the Exchange Act, as a non-U.S. company with foreign private issuer status. This means that, even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held on June 30 of a given year by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

In this prospectus and in the documents and information incorporated by reference in this prospectus, we have taken advantage of certain of the reduced reporting requirements as a result of being an emerging growth company and a foreign private issuer. Accordingly, the information contained in this prospectus and in the documents incorporated by reference in this prospectus may be different than the information you receive from other public companies in which you hold equity securities.

THE OFFERING

Securities that may be offered and sold from time to time by the Selling Shareholders	Up to 3,463,202 ordinary shares.

Offering prices of the ordinary shares	The securities offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Shareholders may determine. See “Plan of Distribution.”

Ordinary shares issued and outstanding	84,819,996 ordinary shares (as of June 20, 2025) or 88,056,996 after giving effect to the exercise in full of the IR/PR Warrants. The foregoing number of shares outstanding does not give effect to the issuance of ordinary shares to A & M Construction pursuant to the Design-Build Agreement amendment.

Use of proceeds	All of the ordinary shares offered by the Selling Shareholders pursuant to this prospectus will be sold by the Selling Shareholders for their respective accounts. We will not receive any of the proceeds from these sales; however, we expect to receive approximately $12.26 million from the exercise of the IR/PR Warrants, assuming such IR/PR Warrants were exercised in full, unless such IR/PR Warrants were exercised on a “cashless” basis.

Dividend Policy	We have never declared or paid any cash dividend on our ordinary shares. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any further determination to pay dividends on our ordinary shares would be at the discretion of our board of directors, subject to applicable laws, and would depend on our financial condition.

Market for our ordinary shares	Our ordinary shares are listed on the Nasdaq Stock Market LLC under the trading symbol “DRTS.”

Risk factors	Prospective investors should carefully consider the “Risk Factors” on page 6 for a discussion of certain factors that should be considered before buying the securities offered hereby.

RISK FACTORS

You should carefully consider the risks described below and the risks described in the documents incorporated by reference herein, including our Annual Report, as well as the other information included in this prospectus or incorporated by reference in this prospectus before you decide to buy our securities. The risks and uncertainties described below are not the only risks facing us. We may face additional risks and uncertainties not currently known to us or that we currently deem to be immaterial. Any of the risks described below, and any such additional risks, could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to this Offering

Sales of a substantial number of our securities in the public market by the Selling Shareholders and/or by our existing securityholders could cause the price of our ordinary shares to fall.

The Selling Shareholders can sell, under this prospectus, up to 3,463,202 ordinary shares constituting approximately 3.9% of our issued and outstanding ordinary shares as of June 20, 2025 after giving effect to the exercise in full of the IR/PR Warrants. Sales of a substantial number of ordinary shares in the public market by the Selling Shareholders and/or by our other existing securityholders, or the perception that those sales might occur, could depress the market price of our ordinary shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our ordinary shares.

Our ordinary share price is and may continue to be volatile and you may not be able to resell our securities at or above the price you paid.

The market price for our ordinary shares is volatile and may fluctuate significantly in response to a number of factors, most of which we cannot control, such as fluctuations in financial results, our ability to advance the development of our product candidates or changes in securities analysts’ recommendations. In addition, our ordinary shares have been and may continue to be affected by limited trading volume. Each of these factors, among others, could harm your investment in our ordinary shares and could result in you being unable to resell the ordinary shares that you purchased at a price equal to or above the price you paid.

If securities or industry analysts publish negative reports about our business, our share price and trading volume could decline.

The market price for our ordinary shares depends in part on the research and reports that securities or industry analysts publish about us or our business, our market and our competitors. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our shares or change their opinion of our shares, our share price would likely decline. If one or more of these analysts cease coverage of our Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

Sales of a substantial number of our ordinary shares in the public market, or the perception that they may occur, could cause the price of our ordinary shares to fall.

The market price of our ordinary shares could decline as a result of sales of a large number of our ordinary shares in the public market following this offering. A substantial majority of our outstanding ordinary shares are freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”). Volatility or a reduction in the market price of our ordinary shares could have an adverse effect on the market price of the shares and existing warrants. The perception that these sales might occur may also cause the market price of our ordinary shares to decline.

Because we do not anticipate paying any cash dividends on our ordinary shares in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never declared or paid cash dividends on our ordinary shares. We anticipate that we will retain our earnings, if any, for future growth and therefore do not anticipate paying cash dividends in the future. As a result, only appreciation of the price of our ordinary shares will provide a return to shareholders.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we expect to in the future offer additional ordinary shares or other securities convertible into or exchangeable for our ordinary shares. We cannot assure you that we will be able to sell ordinary shares or other securities in any other offering at a price per ordinary share that is equal to or greater than the price per ordinary share paid by investors in this offering, and investors purchasing ordinary shares or other securities in the future could have rights superior to existing shareholders. The price per ordinary share at which we sell additional ordinary shares or other securities convertible into or exchangeable for our ordinary shares in future transactions may be higher or lower than the price per ordinary share in this offering.

Further, we have a significant number of outstanding share options and warrants exercisable for our ordinary shares and restricted share units that vest into our ordinary shares. To the extent that outstanding stock options or warrants are exercised, or restricted share units vest and settle, the Investor purchasing our securities in this offering may experience further dilution in the future. Furthermore, a significant portion of our total outstanding shares are eligible to be sold into the market, which could cause the market price of our ordinary shares to drop significantly, even if our business is doing well.

If we or any of our subsidiaries are characterized as a Passive Foreign Investment Company (“PFIC”) for U.S. federal income tax purposes, U.S. Holders may suffer adverse tax consequences.

A non-U.S. corporation generally will be treated as a PFIC for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. We believe we were a PFIC in 2024. Based on the current and anticipated composition of our and our subsidiaries’ income, assets and operations, there is a risk that we may continue to be treated as a PFIC for future taxable years. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you that the IRS will not take a position contrary to the position taken by us or that a court will not sustain such a challenge by the IRS.

Whether we or any of our subsidiaries are a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of our and our subsidiaries’ income and assets, and the market value of our and our subsidiaries’ shares and assets. Changes in the composition of our and our subsidiaries’ income, composition or composition of assets may cause us to be or become a PFIC for the current or subsequent taxable years. Whether we are treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty.

If we are a PFIC for any taxable year, a U.S. Holder of our ordinary shares may be subject to adverse tax consequences and may incur certain information reporting obligations. For a further discussion, see “Certain Material U.S. Federal Income Tax Considerations—U.S. Holders—Passive Foreign Investment Company Rules.” U.S. Holders of our ordinary shares are strongly encouraged to consult their own advisors regarding the potential application of these rules to us and the ownership of our ordinary shares.

If a U.S. Holder is treated as owning at least 10% of our shares, such U.S. Holder may be subject to adverse U.S. federal income tax consequences.

For U.S. federal income tax purposes, if a U.S. Holder is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of our stock, such person may be treated as a “United States shareholder” with respect to us, or any of our subsidiaries, if we or such subsidiary is a “controlled foreign corporation.” If we have one or more U.S. subsidiaries, certain of our non-U.S. subsidiaries could be treated as a controlled foreign corporation regardless of whether we are treated as a controlled foreign corporation (although there are recently promulgated final and currently proposed Treasury regulations that may limit the application of these rules in certain circumstances).

Certain United States shareholders of a controlled foreign corporation may be required to report annually and include in their U.S. federal taxable income their pro rata share of the controlled foreign corporation’s “Subpart F income” and, in computing their “global intangible low-taxed income,” “tested income” and a pro rata share of the amount of certain U.S. property (including certain stock in U.S. corporations and certain tangible assets located in the United States) held by the controlled foreign corporation regardless of whether such controlled foreign corporation makes any distributions. The amount includable by a United States shareholder under these rules is based on a number of factors, including potentially, but not limited to, the controlled foreign corporation’s current earnings and profits (if any), tax basis in the controlled foreign corporation’s assets, and foreign taxes paid by the controlled foreign corporation on its underlying income. Failure to comply with these reporting obligations (or related tax payment obligations) may subject such United States shareholder to significant monetary penalties and may extend the statute of limitations with respect to such United States shareholder’s U.S. federal income tax return for the year for which reporting (or payment of tax) was due. We cannot provide any assurances that it will assist U.S. Holders in determining whether we or any of our subsidiaries are treated as a controlled foreign corporation for U.S. federal income tax purposes or whether any U.S. Holder is treated as a United States shareholder with respect to any of such controlled foreign corporations or furnish to any holder information that may be necessary to comply with reporting and tax paying obligations if we, or any of our subsidiaries, are treated as a controlled foreign corporation for U.S. federal income tax purposes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and total capitalization on an actual basis as of March 31, 2025. The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus, any prospectus supplement or incorporated by reference in this prospectus. Our historical results do not necessarily indicate our expected results for any future periods.

As of March 31, 2025
(in thousands, except share figures)

Cash and cash equivalents	$5,019
Debt:
Long-term loan	$5,472
Warrant liability	3,545
Operating lease liabilities	5,820
Total long-term debt	14,837
Ordinary shares, no par value; 362,116,800 shares authorized; 70,511,475 issued and outstanding, actual(1)	—
Additional paid-in capital	212,525
Accumulated deficit	(156,200)
Total shareholders’ equity	$56,325
Total capitalization	$71,162

(1)	Excludes the impact of ordinary shares that are issuable upon the exercise of outstanding warrants, including the IR/PR Warrants. Further, as all of the ordinary shares offered by the Selling Shareholders pursuant to this prospectus will be sold by the Selling Shareholders for their respective accounts, we will not receive any of the proceeds from such sale; however, we expect to receive approximately $12.26 million from the exercise of the IR/PR Warrants, assuming such IR/PR Warrants were exercised in full, unless such IR/PR Warrants were exercised on a “cashless” basis, which proceeds are not reflected in the table above.

USE OF PROCEEDS

All of the ordinary shares offered by the Selling Shareholders pursuant to this prospectus will be sold by the Selling Shareholders for their respective accounts. We will not receive any of the proceeds from these sales. All net proceeds from the sale of the ordinary shares covered by this prospectus will go to the Selling Shareholders; however, we expect to receive approximately $12.26 million from the exercise of the IR/PR Warrants, assuming such IR/PR Warrants were exercised in full, unless such IR/PR Warrants were exercised on a “cashless” basis.

DESCRIPTION OF THE SECURITIES

The material terms and provisions of our ordinary shares are described under the caption “Description of Securities” that served as Exhibit 2.1 to our Annual Report.

SELLING SHAREHOLDERS

This prospectus relates to the possible resale by the Selling Shareholders of up to 3,463,202 ordinary shares by the Selling Shareholders.

The Selling Shareholders may from time to time offer and sell any or all of the ordinary shares set forth below pursuant to this prospectus. In this prospectus, the term “Selling Shareholders” includes (i) the entities identified in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part or by a supplement to this prospectus) and (ii) any donees, pledgees, transferees or other successors-in-interest that acquire any of the securities covered by this prospectus after the date of this prospectus from the named Selling Shareholders as a gift, pledge, partnership distribution or other non-sale related transfer.

The table below sets forth, as of the date of this prospectus, the names of the Selling Shareholders for which we are registering ordinary shares for resale to the public, and the aggregate principal amount that the Selling Shareholders may offer pursuant to this prospectus. In accordance with SEC rules, individuals and entities below are shown as having beneficial ownership over shares they own or have the right to acquire within 60 days, as well as shares for which they have the right to vote or dispose of such shares.

The percentage of ordinary shares beneficially owned after the offering is based on 84,819,996 ordinary shares outstanding as of June 20, 2025, and for Oramed gives effect to the exercise in full of the IR/PR Warrants. The foregoing number of shares outstanding does not give effect to the issuance of ordinary shares to A & M Construction pursuant to the Design-Build Agreement amendment. Also in accordance with SEC rules, for purposes of calculating percentages of beneficial ownership, shares which a person has the right to acquire within 60 days of June 20, 2025 are included both in that person’s beneficial ownership as well as in the total number of ordinary shares issued and outstanding used to calculate that person’s percentage ownership but not for purposes of calculating the percentage for other persons. In some cases, the same ordinary shares are reflected more than once in the table below because more than one holder may be deemed the beneficial owner of the same ordinary shares.

We cannot advise you as to whether the Selling Shareholders will in fact sell any or all of such securities. In addition, the Selling Shareholders may sell, transfer or otherwise dispose of, at any time and from time to time, the ordinary shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.

Selling Shareholder information for each additional Selling Shareholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Shareholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Shareholder and the number of ordinary shares registered on its behalf. A Selling Shareholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

The information in the table below is based upon information provided by the Selling Shareholders. The securities owned by the Selling Shareholders named below do not have voting rights different from the securities owned by other securityholders.

				Percentage of
				Outstanding
	Number of	Number of	Number of	Ordinary Shares
	Ordinary	Ordinary Shares	Ordinary Shares	Owned After
Name of Selling Shareholder	Shares	Being Offered(3)	After Offering	Offering
Oramed Ltd.(1)	17,435,051	3,237,000	14,198,051	16.12%
A & M Construction Co., Inc.(2)	226,202	226,202	—	—

(1)	Consists of (i) 14,198,051 ordinary shares held by Oramed and (ii) 3,237,000 ordinary shares issuable upon the exercise of the IR/PR Warrants held by Oramed. Oramed’s principal offices are located at 20 Mamilla Ave., 3rd Floor Jerusalem, Israel 9414904.

(2)	Consists of 226,202 ordinary shares held by A & M Construction upon issuance pursuant to the Design-Build Agreement. A & M Construction’s principal offices are located at 36 West Water Street, Wakefield MA, 01880.

(3)	The amounts set forth in this column are the number of ordinary shares that may be offered by the Selling Shareholders using this prospectus. These amounts do not represent any other of our ordinary shares that the Selling Shareholders may own beneficially or otherwise.

CERTAIN MATERIAL ISRAELI TAX CONSIDERATIONS

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership, and disposition of the ordinary shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Israeli tax considerations

The following is a brief summary of certain material Israeli tax laws applicable to Alpha Tau, and certain Israeli Government programs that benefit Alpha Tau. This section also contains a discussion of certain material Israeli tax consequences concerning the ownership and disposition of ordinary shares purchased by investors. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. To the extent that the discussion is based on tax legislation that has not yet been subject to judicial or administrative interpretation, Alpha Tau cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. The discussion below is not intended, and should not be construed, as legal or professional tax advice and is not exhaustive of all possible tax considerations. The discussion is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below, possibly with a retroactive effect.

THEREFORE, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS AS TO THE ISRAELI OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY FOREIGN, STATE OR LOCAL TAXES.

General corporate tax structure in Israel

Israeli companies are generally subject to corporate tax. In December 2016, the Israeli Parliament approved the Economic Efficiency Law (Legislative Amendments for Applying the Economic Policy for the 2017 and 2018 Budget Years) which reduced the corporate income tax rate from 25% to 24% effective from January 1, 2017, and to 23% effective from January 1, 2018 and thereafter. However, the effective tax rate payable by a company that derives income from a Preferred Enterprise, or a Technological Enterprise (each, as defined herein) may be considerably less. Capital gains derived by an Israeli company are generally subject to the prevailing regular corporate tax rate.

Law for the Encouragement of Industry (Taxes), 5729-1969

The Law for the Encouragement of Industry (Taxes), 5729-1969, generally referred to as the “Industry Encouragement Law”, provides several tax benefits for “Industrial Companies.” Alpha Tau may qualify as an Industrial Company within the meaning of the Industry Encouragement Law.

The Industry Encouragement Law defines an “Industrial Company” as an Israeli resident-company, incorporated in Israel, of which 90% or more of its income in any tax year, other than income from certain government loans, capital gains, interest and dividends, is derived from an “Industrial Enterprise” owned by it and located in Israel or in the “Area,” in accordance with the definition under section 3A of the Israeli Income Tax Ordinance (New Version) 1961, or the Ordinance. An “Industrial Enterprise” is defined as an enterprise which is held by an Industrial Company whose principal activity in a given tax year is industrial production.

The following are the main tax benefits available to Industrial Companies:

●	Amortization of the cost of purchased patent, rights to use a patent, and know-how that were purchased in good faith, which are used for the development or advancement of the Industrial Enterprise, over an eight-year period, commencing on the year in which such rights were first exercised;

●	Under limited conditions, an election to file consolidated tax returns with controlled Israeli Industrial Companies;

●	Expenses related to a public offering are deductible in equal amounts over three years commencing on the year of the offering.

●	Eligibility for benefits under the Industry Encouragement Law is not contingent upon approval of any governmental authority.

We have claimed tax benefits as an Industrial Company under the Industry Encouragement Law, but there can be no assurance that we are qualified or will continue to qualify as an Industrial Company or that the benefits described above will be available in the future.

Tax Benefits and Grants for Research and Development

Israeli tax law allows, under certain conditions, a tax deduction for expenditures, including capital expenditures, for the year in which they are incurred. Expenditures are deemed related to scientific research and development projects, if:

●	The expenditures are approved by the relevant Israeli government ministry, determined by the field of research;

●	The research and development must be for the promotion or development of the company; and

●	The research and development is carried out by or on behalf of the company seeking such tax deduction.

The amount of such deductible expenses is reduced by the sum of any funds received through government grants for the finance of such scientific research and development projects. No deduction under these research and development deduction rules is allowed if such deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the Ordinance. Expenditures that are unqualified under the conditions above are deductible in equal amounts over three years.

From time to time we may apply to the Israel Innovation Authority for approval to allow a tax deduction for all or most of the research and development expenses during the year in which they were incurred. There can be no assurance that such application will be accepted. If we are not able to deduct research and development expenses during the year in which they are paid, we may be able to deduct research and development expenses in equal amounts over a period of three years commencing the year in which the payment of such expenses was made.

Law for the Encouragement of Capital Investments, 5719-1959

The Law for the Encouragement of Capital Investments, 5719-1959, generally referred to as the “Investment Law”, provides certain incentives for capital investments in production facilities (or other eligible assets). Generally, an investment program that is implemented in accordance with the provisions of the Investment Law, referred to as a Preferred Enterprise, a Special Preferred Enterprise, a Preferred Technological Enterprise, or a Special Preferred Technological Enterprise, is entitled to the benefits discussed below. These benefits may include cash grants from the Israeli government and tax benefits, based upon, among other things, the geographic location in Israel of the facility in which the investment is made. In order to qualify for these incentives, the Company is required to comply with the requirements of the Investment Law.

The Investment Law was significantly amended effective as of April 1, 2005, or the 2005 Amendment, as of January 1, 2011, or the 2011 Amendment, and as of January 1, 2017, or the 2017 Amendment. Pursuant to the 2005 Amendment, tax benefits granted in accordance with the provisions of the Investment Law prior to its revision by the 2005 Amendment remain in force but any benefits granted subsequently are subject to the provisions of the amended Investment Law. Similarly, the 2011 Amendment introduced new benefits to replace those granted in accordance with the provisions of the Investment Law in effect prior to the 2011 Amendment. However, companies entitled to benefits under the Investment Law as in effect prior to January 1, 2011 were entitled to choose to continue to enjoy such benefits, provided that certain conditions are met, or elect instead, irrevocably, to forego such benefits and have the benefits of the 2011 Amendment apply. The 2017 Amendment introduces new benefits for Technological Enterprises, alongside the existing tax benefits.

Tax benefits under the 2011 Amendment

The 2011 Amendment canceled the availability of the benefits granted to Industrial Companies under the Investment Law prior to 2011 and, instead, introduced new benefits for income generated by a “Preferred Company” through its “Preferred Enterprise” (as such terms are defined in the Investment Law) as of January 1, 2011. The definition of a Preferred Company includes a company incorporated in Israel that is not fully owned by a governmental entity, and that has, among other things, Preferred Enterprise status and is controlled and managed from Israel. Pursuant to the 2011 Amendment, a Preferred Company is entitled to a reduced corporate tax rate of 15% with respect to its income derived by its Preferred Enterprise in 2011 and 2012, unless the Preferred Enterprise is located in a specified development zone, in which case the rate will be 10%. Under the 2011 Amendment, such corporate tax rate was reduced from 15% and 10%, respectively, to 12.5% and 7%, respectively, in 2013, and was increased to 16% and 9% respectively, in 2014, 2015 and 2016. Pursuant to the 2017 Amendment, in 2017 and thereafter, the corporate tax rate for a Preferred Enterprise remained 16% while the reduced rate for a specified development zone was decreased to and 7.5%. Income derived by a Preferred Company from a “Special Preferred Enterprise” (as such term is defined in the Investment Law) would be entitled, subject to certain conditions and during a benefits period of 10 years, to further reduced tax rates of 8%, or 5% if the Special Preferred Enterprise is located in a certain development zone. Since January 1, 2017, the definition for “Special Preferred Enterprise” includes less stringent conditions.

Dividends distributed from income which is attributed to a “Preferred Enterprise” will be subject to withholding tax at source at the following rates: (i) Israeli resident corporations-0% (although, if such dividends are subsequently distributed to individuals or a non-Israeli company the below rates detailed in sub sections (ii) and (iii) shall apply) (ii) Israeli resident individuals-20% (iii) non-Israeli residents (individuals and corporations), subject to the receipt in advance of a valid certificate from the Israel Tax Authority, or ITA, allowing for a reduced tax rate-20%, or a reduced tax rate under the provisions of any applicable double tax treaty.

We currently do not intend to implement the 2011 Amendment.

New tax benefits under the 2017 Amendment that became effective on January 1, 2017

The 2017 Amendment was enacted as part of the Economic Efficiency Law that was published on December 29, 2016 and is effective as of January 1, 2017. The 2017 Amendment provides new tax benefits for two types of “Technological Enterprises,” as described below, and is in addition to the other existing tax beneficial programs under the Investment Law.

The 2017 Amendment provides that a Preferred Company satisfying certain conditions will qualify as having a “Preferred Technological Enterprise” and will thereby enjoy a reduced corporate tax rate of 12% on income that qualifies as “Preferred Technological Income,” as defined in the Investment Law. The corporate tax rate is further reduced to 7.5% with respect to a Preferred Technological Enterprise located in development zone “A.” In addition, a Preferred Technological Company will enjoy a reduced corporate tax rate of 12% on capital gain derived from the sale of certain “Benefitted Intangible Assets” (as defined in the Investment Law) to a related foreign company if the Benefitted Intangible Assets were acquired from a foreign company on or after January 1, 2017 for at least NIS 200 million, and the sale receives prior approval from the Israel Innovation Authority.

The 2017 Amendment further provides that a Preferred Company satisfying certain conditions (including group consolidated revenues of at least NIS 10 billion) will qualify as a “Special Preferred Technological Enterprise” and will thereby enjoy a reduced corporate tax rate of 6% on “Preferred Technological Income” regardless of the company’s geographic location within Israel. In addition, a Special Preferred Technological Enterprise will enjoy a reduced corporate tax rate of 6% on capital gain derived from the sale of certain “Benefitted Intangible Assets” to a related foreign company if the Benefitted Intangible Assets were either developed by the Special Preferred Enterprise or acquired from a foreign company on or after January 1, 2017, and the sale received prior approval from the Israel Innovation Authority. A Special Preferred Technological Enterprise that acquires Benefitted Intangible Assets from a foreign company for more than NIS 500 million will be eligible for these benefits for at least ten years, subject to certain approvals as specified in the Investment Law.

Dividends distributed by a Preferred Technological Enterprise or a Special Preferred Technological Enterprise, paid out of Preferred Technological Income, are generally subject to withholding tax at source at the rate of 20% (in case of non-Israeli shareholders —subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate, 20% or such lower rate as may be provided in an applicable tax treaty).However, if such dividends are paid to an Israeli company, no tax is required to be withheld (although, if such dividends are subsequently distributed to individuals or a non-Israeli company, the aforesaid will apply. If such dividends are distributed to a foreign company that holds solely or together with other foreign companies 90% or more in the Israeli company and other conditions are met, the withholding tax rate will be 4% (subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate).

On January 15, 2020, we received a Tax Ruling from the Israel Tax Authority regarding our entitlement to tax benefits as a Preferred Technological Enterprise subject to the compliance with the conditions settled in such Tax Ruling and in the Investment Law. The Tax Ruling is valid from 2020 until tax year 2024 (inclusive). There is no assurance that we will continue to meet all the terms and conditions required under the Tax Ruling and the Investment Law that will allow us to enjoy any tax benefits under the Investment Law.

Taxation of Non-Israeli Resident Shareholders

Capital Gains Tax on Sales of our Ordinary Shares

Israeli law generally imposes a capital gains tax on the disposition of any capital assets by a non-Israeli resident, if those assets are (i) located in Israel, (ii) are shares of, or a right to shares in, an Israeli company, or (iii) represent, directly or indirectly, rights to assets located in Israel, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise. The Ordinance distinguishes between real gain and inflationary surplus. The inflationary surplus is a portion of the total capital gain equivalent to the increase of the relevant asset’s purchase price attributable to an increase in the Israeli consumer price index, or a foreign currency exchange rate, between the date of purchase and the date of disposition. Inflationary surplus is currently not subject to tax in Israel. The real gain is the excess of the total capital gain over the inflationary surplus.

A non-Israeli resident who derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel, will be exempt from Israeli tax if, among other conditions, the shares were not held through a fixed enterprise that the non-resident maintains in Israel. However, non-Israeli “body of persons” (as defined in the Ordinance, which includes corporations, partnerships and other entities) will not be entitled to the foregoing exemption if Israeli residents: (i) have, directly or indirectly, alone or together with such person’s relatives or another person who, according to an agreement, collaborate with such person on a permanent basis regarding material affairs of such body of persons, a controlling interest of more than 25% in any means of control of such non-Israeli body of persons or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. In addition, such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income.

If not exempt, a non-Israeli resident shareholder would generally be subject to tax on capital gain at the ordinary corporate tax rate (currently 23%) if generated by a company, or at the rate of 25%, if generated by an individual, or 30%, if generated by an individual who is a “substantial shareholder (as defined under the Ordinance), at the time of sale or at any time during the preceding 12-month period (or if the shareholder claims a deduction for interest and linkage differences expenses in connection with the purchase and holding of such shares). A “substantial shareholder” is generally a person who alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation. “Means of control” generally include, among others, the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right. Individual and corporate shareholders dealing in securities in Israel are taxed at the tax rates applicable to business income (a corporate tax rate for a corporation (23% in 2025) and a marginal tax rate of up to 47% for an individual in 2025), unless contrary provisions in a relevant tax treaty apply.

Additionally, a sale of shares by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under the Convention Between the Government of the United States of America and the Government of the State of Israel with Respect to Taxes on Income, as amended, or the United States-Israel Tax Treaty, the sale, exchange or other disposition of shares by a shareholder who is a United States resident (for purposes of the treaty) holding the shares as a capital asset and is entitled to claim the benefits afforded to such a resident by the United States-Israel Tax Treaty, or a U.S. Resident, is generally exempt from Israeli capital gains tax unless: (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gain arising from the such sale, exchange or disposition is attributed to a permanent establishment in Israel, under certain terms; (iv) such U.S. Resident holds, directly or indirectly, shares representing 10% or more of the voting capital during any part of the 12 month period preceding the disposition, subject to certain conditions; or (v) such U.S. Resident is an individual and was present in Israel for 183 days or more during the relevant taxable year. In any such case, the sale, exchange or disposition of such shares by the U.S. Resident would be subject to Israeli tax (unless exempt under the Israeli domestic law as described above). Under the United States-Israel Tax Treaty, the gain may be treated as foreign source income for United States foreign tax credit purposes, upon an election by the U.S. Resident, and such U.S. Resident may be permitted to claim a credit for such taxes against the United States federal income tax imposed on such sale, subject to the limitations under the United States federal income tax laws applicable to foreign tax credits. The United States Israel Tax Treaty does not provide such credit against any United States state or local taxes.

Regardless of whether shareholders may be liable for Israeli capital gains tax on the sale of our ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale (i.e., provide resident certificate and other documentation). Specifically, in transactions involving a sale of all of the shares of an Israeli resident company, in the form of a merger or otherwise, the ITA may require from shareholders who are not liable for Israeli tax to sign declarations in forms specified by this authority or obtain a specific exemption from the ITA to confirm their status as non-Israeli tax residents, and, in the absence of such declarations or exemptions, may require the purchaser of the shares to withhold taxes at source

Taxation of Non-Israeli Shareholders on Receipt of Dividends.

Non-Israeli residents (either individuals or corporations) are generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25%, which tax will be withheld at source, unless relief is provided in a treaty between Israel and the shareholder’s country of residence. With respect to a person who is a “substantial shareholder” (as explained above) at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not), and subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate, 20% if the dividend is distributed from income attributed to a Preferred Enterprise or a Preferred Technology Enterprise, and 4% if the dividend is distributed from income attributed to a Technological Enterprise to a foreign company that holds solely or together with other foreign companies 90% or more in the Israeli company and other conditions are met (please note that the reduced withholding tax rate of 4% will apply only on profits generated after the Preferred Technological Enterprise was acquired by a foreign company), or such lower rate as may be provided in an applicable tax treaty. For example, under the United States-Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our ordinary shares who is a U.S. Resident is 25%. However, generally, the maximum rate of withholding tax on dividends, not generated by a Preferred Technological Enterprise or Preferred Enterprise, that are paid to a United States corporation holding 10% or more of the outstanding voting capital throughout the tax year in which the dividend is distributed as well as during the previous tax year, is 12.5%, provided that not more than 25% of the gross income for such preceding year consists of certain types of dividends and interest. If the dividend is attributable partly to income derived from a Preferred Technological Enterprise, or Preferred Enterprise, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. We cannot assure you that we will designate the profits that we may distribute in a way that will reduce shareholders’ tax liability. Application for the reduced tax rate requires appropriate documentation presented and specific instruction received from the ITA. To the extent tax is withheld at source at the maximum rates (see above), a qualified tax treaty recipient will have to comply with some administrative procedures with the Israeli Tax Authorities in order to receive back the excess tax withheld.

A foreign resident who had income from a dividend that was accrued from Israeli source, from which the full tax was deducted, will generally be exempt from filing a tax return in Israel, provided that (i) such income was not generated from business conducted in Israel by the taxpayer, (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed, and (iii) he is not liable to pay Surtax (see below) in accordance with section 121B of the Ordinance.

Surtax

Subject to the provisions of an applicable tax treaty, individuals who are subject to tax in Israel (whether any such individual is an Israeli resident or non-Israeli resident) are also subject to an additional tax at a rate of 3% on annual income (including, but not limited to, dividends, interest and capital gain) exceeding NIS 721,560 for 2024 and 2025, which amount is generally linked to the annual change in the Israeli consumer price index (with the exception that based on Israeli new legislation such amount, and certain other statutory amounts will not be linked to the Israeli consumer price index for the years 2025-2027). According to new legislation, in effect as of January 1, 2025, an additional 2% excess tax is imposed on Capital-Sourced Income (defined as income from any source other than employment income, business income or income from “personal effort”), to the extent that the Individual’s Capital Sourced Income exceeds the specified threshold of NIS 721,560 (and regardless of the employment/business income amount of such individual). This new excess tax applies, among other things, to income from capital gains, dividends, interest, rental income, or the sale of real property.

Estate and Gift Tax

Israeli law presently does not impose estate or gift taxes.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations of the acquisition, ownership and disposition of our ordinary shares. This discussion addresses only the U.S. federal income tax consequences to U.S. Holders (as defined below) that acquire ordinary shares in exchange for cash in this offering and hold our ordinary shares as “capital assets” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).

The following does not purport to be a complete analysis of all potential tax considerations of the acquisition, ownership and disposition of our ordinary shares. The effects and considerations of other U.S. federal tax laws, such as estate and gift tax laws, alternative minimum or Medicare contribution tax consequences and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take or a court will not sustain a contrary position to that discussed below regarding the tax consequences discussed below.

This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

●	banks, insurance companies, and certain other financial institutions;

●	regulated investment companies and real estate investment trusts;

●	brokers, dealers or traders in securities;

●	traders in securities that elect to mark to market;

●	tax-exempt organizations or governmental organizations;

●	U.S. expatriates and former citizens or long-term residents of the United States;

●	persons holding our ordinary shares , as the case may be, as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to our ordinary shares , as the case may be, being taken into account in an applicable financial statement;

●	persons that actually or constructively own 5% or more (by vote or value) of our outstanding and issued stock;

●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

●	U.S. Holders having a functional currency other than the U.S. dollar;

●	persons who hold or received our ordinary shares , as the case may be, pursuant to the exercise of any employee stock option or otherwise as compensation; and

●	tax-qualified retirement plans.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of our ordinary shares , as the case may be, that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a “United States person” (within the meaning of Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our ordinary shares, the tax treatment of an owner of such entity will depend on the status of the owners, the activities of the entity or arrangement and certain determinations made at the owner level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES APPLICABLE TO U.S. HOLDERS OF ORDINARY SHARES WILL DEPEND ON EACH HOLDER’S PARTICULAR TAX CIRCUMSTANCES. U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, AND LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES, IN LIGHT OF THEIR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF ORDINARY SHARES.

Distribution on our ordinary shares

Subject to the discussion below under “—Passive Foreign Investment Company Rules”, if we make distributions of cash or property on our ordinary shares, such distributions will be treated for U.S. federal income tax purposes first as a dividend to the extent of our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), and then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis, with any excess treated as capital gain from the sale or exchange of the shares. Because we do not provide calculations of its earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. Any dividend will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

Subject to the discussions below under “—Passive Foreign Investment Company Rules,” dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that:

either (a) our ordinary shares are readily tradable on an established securities market in the United States, or (b) we are eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program;

We are neither a PFIC (as discussed below under below under “—Passive Foreign Investment Company Rules”) nor treated as such with respect to the U.S. Holder in any taxable year in which the dividend is paid or the preceding taxable year;

the U.S. Holder satisfies certain holding period requirements; and

the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property.

There can be no assurances that we will be eligible for benefits of an applicable comprehensive income tax treaty between the United States and Israel (the “Treaty”). In addition, there also can be no assurance that our ordinary shares will be considered “readily tradable” on an established securities market in the United States in accordance with applicable legal authorities. Furthermore, we will not constitute a “qualified foreign corporation” for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See “—Passive Foreign Investment Company Rules.” U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to our ordinary shares.

Subject to certain exceptions, dividends on our ordinary shares will constitute foreign source income for foreign tax credit limitation purposes. Subject to certain complex conditions and limitations, Israeli taxes withheld on any distributions on our ordinary shares may be eligible for credit against a U.S. Holder’s federal income tax liability or, at such holder’s election, may be eligible for a deduction in computing such holder’s U.S. federal income tax income. Certain U.S. Treasury Regulations that apply to non-U.S. taxes paid or accrued in taxable years beginning on or after December 28, 2021 restrict the availability of any such credit based on the nature of the tax imposed by the non-U.S. jurisdiction, although the IRS has provided temporary relief from the application of certain aspects of these regulations until new guidance or regulations are issued. U.S. Holders are urged to consult their tax advisors regarding the creditability of any such tax imposed by Israel. If a refund of the tax withheld is available under the laws of Israel or under the Treaty, the amount of tax withheld that is refundable will not be eligible for such credit against a U.S. Holder’s U.S. federal income tax liability (and will not be eligible for the deduction against U.S. federal taxable income). If such dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our ordinary shares generally will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.” The rules relating to the determination of the U.S. foreign tax credit are complex, and U.S. Holders should consult their tax advisors regarding the availability of a foreign tax credit in their particular circumstances and the possibility of claiming an itemized deduction (in lieu of the foreign tax credit) for any foreign taxes paid or withheld.

Sale, exchange, redemption or other taxable disposition of our ordinary shares.

Subject to the discussion below under “-Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of our ordinary shares in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such ordinary shares. A U.S. Holder’s initial tax basis in our ordinary shares purchased in the market generally will equal the cost of such ordinary shares. Any gain or loss recognized by a U.S. Holder on a taxable disposition of our ordinary shares generally will be capital gain or loss. A non-corporate U.S. Holder, including an individual, who has held our ordinary shares for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations.

Any such gain or loss recognized generally will be treated as U.S. source gain or loss. Accordingly, in the event any Israeli tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. Holder may not be able to utilize foreign tax credits unless such U.S. Holder has foreign source income or gain in the same category from other sources. Moreover, there are special rules under the Treaty, which may impact a U.S. Holder’s ability to claim a foreign tax credit. U.S. Holders are urged to consult their own tax advisor regarding the ability to claim a foreign tax credit and the application of the Treaty to such U.S. Holder’s particular circumstances.

Passive Foreign Investment Company rules

The treatment of U.S. Holders of our ordinary shares could be materially different from that described above, if we are treated as a PFIC for U.S. federal income tax purposes. A non-U.S. entity treated as a corporation for U.S. federal income tax purposes generally will be a PFIC for U.S. federal income tax purposes for any taxable year if either:

at least 75% of its gross income for such year is passive income; or

at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which we own, directly or indirectly, 25% or more (by value) of the stock.

We believe we were a PFIC in 2024. However, there can be no assurances in this regard, nor can there be any assurances that we will or will not be treated as a PFIC in any future taxable year. Based on the current and anticipated composition of our and our subsidiaries’ income, assets and operations, there is a risk that we may continue to be treated as a PFIC for future taxable years. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and we can make no assurances that the IRS will not take a position contrary to a position taken by us or that a court will not sustain such a challenge by the IRS.

Whether we or any of our subsidiaries is treated as a PFIC is determined on an annual basis. The determination of whether we or any of our subsidiaries is a PFIC is a factual determination that depends on, among other things, the composition of our income and assets, and the market value of our and our subsidiaries’ shares and assets. Changes in the composition of our or any of our subsidiaries’ income or composition of our or any of our subsidiaries’ assets may cause us or our any of our subsidiaries to be or become a PFIC for the current or subsequent taxable years. Under the PFIC rules, if we were considered a PFIC at any time that a U.S. Holder owns our ordinary shares, we would continue to be treated as a PFIC with respect to such investment unless (i) we ceased to be a PFIC and (ii) the U.S. Holder made a “deemed sale” election under the PFIC rules. If such election is made, a U.S. Holder will be deemed to have sold its ordinary shares at their fair market value on the last day of the last taxable year in which we are classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below. After the deemed sale election, our ordinary shares with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless we subsequently become a PFIC.

For each taxable year that we are treated as a PFIC with respect to a U.S. Holder’s ordinary shares, the U.S. Holder will be subject to special tax rules with respect to any “excess distribution” (as defined below) received and any gain realized from a sale or disposition (including a pledge) of its ordinary shares (collectively the “Excess Distribution Rules”), unless the U.S. Holder makes a valid QEF election or mark-to-market election as discussed below. Distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for our ordinary shares will be treated as excess distributions. Under these special tax rules:

the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for our ordinary shares;

the amount allocated to the current taxable year, and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are a PFIC, will be treated as ordinary income; and

the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Under the Excess Distribution Rules, the tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of our ordinary shares cannot be treated as capital gains, even though the U.S. Holder holds the ordinary shares as capital assets.

Certain of the PFIC rules may impact U.S. Holders with respect to equity interests in subsidiaries and other entities which we may hold, directly or indirectly, that are PFICs (collectively, “Lower-Tier PFICs”). There can be no assurance, however, that we do not own, or will not in the future acquire, an interest in a subsidiary or other entity that is or would be treated as a Lower-Tier PFIC. U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

If we are a PFIC, a U.S. Holder of our ordinary shares may avoid taxation under the Excess Distribution Rules described above by making a “qualified electing fund” (“QEF”) election. However, a U.S. Holder may make a QEF election with respect to our ordinary shares only if we provide U.S. Holders on an annual basis with certain financial information specified under applicable U.S. Treasury regulations. We will endeavor to provide U.S. Holders with the required information on an annual basis to allow U.S. Holders to make a QEF election with respect to our ordinary shares in the event we are treated as a PFIC for any taxable year. There can be no assurance, however, that we will timely provide such information for the current year or subsequent years. The failure to provide such information on an annual basis could prevent a U.S. Holder from making a QEF election or result in the invalidation or termination of a U.S. Holder’s prior QEF election.

In the event we are a PFIC, a U.S. Holder that makes a QEF election with respect to our ordinary shares would generally be required to include in income for each year that we are treated as a PFIC the U.S. Holder’s pro rata share of our ordinary earnings for the year (which would be subject to tax as ordinary income) and net capital gains for the year (which would be subject to tax at the rates applicable to long-term capital gains), without regard to the amount of any distributions made in respect of our ordinary shares. Any of our net deficits or net capital losses for a taxable year would not be passed through and included on the tax return of the U.S. Holder, however. A U.S. Holder’s basis in our ordinary shares would be increased by the amount of income inclusions under the qualified electing fund rules. Dividends actually paid on our ordinary shares generally would not be subject to U.S. federal income tax to the extent of prior income inclusions and would reduce the U.S. Holder’s basis in our ordinary shares by a corresponding amount.

If we own any interests in a Lower-Tier PFIC, a U.S. Holder generally must make a separate QEF election for each Lower-Tier PFIC, subject to our providing the relevant tax information for each Lower-Tier PFIC on an annual basis.

If a U.S. Holder does not make a QEF election (or a mark-to-market election, as discussed below) effective from the first taxable year of a U.S. Holder’s holding period for our ordinary shares in which we are a PFIC, then such ordinary shares will generally continue to be treated as an interest in a PFIC, and the U.S. Holder generally will remain subject to the Excess Distribution Rules. A U.S. Holder that first makes a QEF election in a later year may avoid the continued application of the Excess Distribution Rules to its ordinary shares by making a “deemed sale” election. In that case, the U.S. Holder will be deemed to have sold our ordinary shares at their fair market value on the first day of the taxable year in which the QEF election becomes effective, and any gain from such deemed sale would be subject to the Excess Distribution Rules described above. A U.S. Holder that is eligible to make a QEF election with respect to its ordinary shares generally may do so by providing the appropriate information to the IRS in the U.S. Holder’s timely filed tax return for the year in which the election becomes effective.

U.S. Holders should consult their own tax advisors as to the availability and desirability of a QEF election.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) may make a mark-to-market election for its ordinary shares to elect out of the Excess Distribution Rules discussed above if we are treated as a PFIC. If a U.S. Holder makes a mark-to-market election with respect to its ordinary shares, such U.S. Holder will include in income for each year that we are treated as a PFIC with respect to such ordinary shares an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of the U.S. Holder’s taxable year over the adjusted basis in the ordinary shares. A U.S. Holder will be allowed a deduction for the excess, if any, of the adjusted basis of our ordinary shares over their fair market value as of the close of the taxable year. However, deductions will be allowed only to the extent of any net mark-to-market gains on such ordinary shares included in the U.S. Holder’s income for prior taxable years. Amounts included in income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on our ordinary shares, as well as to any loss realized on the actual sale or disposition of our ordinary shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such ordinary shares previously included in income. A U.S. Holder’s basis in our ordinary shares will be adjusted to reflect any mark-to-market income or loss. If a U.S. Holder makes a mark-to-market election, any distributions we make would generally be subject to the rules discussed above under “—Distributions on Our Ordinary Shares,” except the lower rates applicable to qualified dividend income would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. Our ordinary shares are expected to qualify as marketable stock for purposes of the PFIC rules, but there can be no assurance that our ordinary shares will be “regularly traded” for purposes of these rules. Because a mark-to-market election cannot be made for equity interests in any Lower-Tier PFICs, a U.S. Holder that does not make the applicable QEF elections generally will continue to be subject to the Excess Distribution Rules with respect to its indirect interest in any Lower-Tier PFICs as described above, even if a mark-to-market election is made for us.

If a U.S. Holder does not make a mark-to-market election (or a QEF election, as discussed above) effective from the first taxable year of a U.S. Holder’s holding period for our ordinary shares in which we are a PFIC, then the U.S. Holder generally will remain subject to the Excess Distribution Rules. A U.S. Holder that first makes a mark-to-market election with respect to our ordinary shares in a later year will continue to be subject to the Excess Distribution Rules during the taxable year for which the mark-to-market election becomes effective, including with respect to any mark-to-market gain recognized at the end of that year. In subsequent years for which a valid mark-to-mark election remains in effect, the Excess Distribution Rules generally will not apply. A U.S. Holder that is eligible to make a mark-to-market with respect to our ordinary shares may do so by providing the appropriate information on IRS Form 8621 and timely filing that form with the U.S. Holder’s tax return for the year in which the election becomes effective. U.S. Holders should consult their own tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any Lower-Tier PFICs.

A U.S. Holder of a PFIC may be required to file an IRS Form 8621 on an annual basis. U.S. Holders should consult their own tax advisors regarding any reporting requirements that may apply to them if we are a PFIC.

U.S. Holders are strongly encouraged to consult their tax advisors regarding the application of the PFIC rules to their particular circumstances.

Information reporting and backup withholding

Information reporting requirements may apply to dividends received by U.S. Holders of our ordinary shares and the proceeds received on sale or other taxable the disposition of our ordinary shares effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) or is otherwise subject to backup withholding. U.S. Holders should consult their own tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding generally may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

Foreign asset reporting

Certain U.S. Holders are required to report their holdings of certain foreign financial assets, including equity of foreign entities, if the aggregate value of all of these assets exceeds certain threshold amounts, by filing IRS Form 8938 with their federal income tax return. Our ordinary shares are expected to constitute foreign financial assets subject to these requirements unless they are held in an account at certain financial institutions. U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of our ordinary shares and the significant penalties for non-compliance.

PLAN OF DISTRIBUTION

The Selling Shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling ordinary shares or interests in ordinary shares received after the date of this prospectus from a Selling Shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their ordinary shares or interests in ordinary shares on any stock exchange, market or trading facility on which the ordinary shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Shareholders may use any one or more of the following methods when disposing of ordinary shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the ordinary shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of the ordinary shares owned by them and, if a Selling Shareholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the ordinary shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer the ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our ordinary shares or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging the positions they assume. The Selling Shareholders may also sell our ordinary shares short and deliver these securities to close out their short positions, or loan or pledge the ordinary shares to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of ordinary shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Each of the Selling Shareholders reserves the right to accept and, together with their respective agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares to be made directly or through agents. We will not receive any of the proceeds from this offering; however, we expect to receive approximately $12.26 million from the exercise of the IR/PR Warrants, assuming such IR/PR Warrants were exercised in full, unless such IR/PR Warrants were exercised on a “cashless” basis.

The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the sale of the ordinary shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the ordinary shares may be underwriting discounts and commissions under the Securities Act. Selling Shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

In addition, a Selling Shareholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.

To the extent required, the ordinary shares to be sold, the name of the Selling Shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the ordinary shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of ordinary shares in the market and to the activities of the Selling Shareholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the ordinary shares against certain liabilities, including liabilities arising under the Securities Act.

We will bear all costs, expenses and fees associated with the registration of the securities covered by this prospectus.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

EXPENSES OF THE OFFERING

The following table sets forth the expenses (other than underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, if any) expected to be incurred by us in connection with a possible offering of securities registered under this registration statement. All amounts are estimated except for the SEC registration fee.

Expenses	Amount
SEC registration fee	$1,582.70
Printing and engraving expenses		(1)
Legal fees and expenses		(1)
Accounting fees and expenses		(1)
Miscellaneous costs		(1)
Total	$1,582.70

(1)	These expenses are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

LEGAL MATTERS

The validity of the ordinary shares offered by this prospectus and certain other matters of Israeli law will be passed upon for us by Meitar | Law Offices, Ramat Gan, Israel. Certain matters of U.S. federal law will be passed upon for us by Latham & Watkins LLP. Latham & Watkins LLP and certain attorneys and investment funds affiliated with the firm own less than 1% of our ordinary shares.

EXPERTS

The consolidated financial statements of Alpha Tau Medical Ltd. incorporated by reference in Alpha Tau Medical Ltd.'s Annual Report (Form 20-F) for the year ended December 31, 2024, have been audited by Kost, Forer, Gabbay & Kasierer, a member of EY Global, independent registered public accounting firm, as set forth in their report thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have irrevocably appointed Alpha Tau Medical, Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is 1 Union Street, 3rd Floor, Lawrence, MA 01840.

We have been informed by our legal counsel in Israel, Meitar | Law Offices, that it may be difficult to initiate an action with respect to U.S. securities law in original actions instituted in Israel or obtain a judgement based on the civil liability provisions of the U.S. federal securities laws. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including a judgment based upon the civil liability provisions of the Securities Act or the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that, among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law prevailing in Israel;

●	the prevailing law of the foreign state in which the judgment is rendered allows for the enforcement of judgments of Israeli courts;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

●	the judgment is not contrary to public policy of Israel, and the enforcement of the civil liabilities set forth in the judgment is not likely to impair the security or sovereignty of Israel;

●	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties;

●	an action between the same parties in the same matter was not pending in any Israeli court at the time at which the lawsuit was instituted in the foreign court; and

●	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

AUTHORIZED REPRESENTATIVE

Our authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act is Alpha Tau Medical, Inc., 1 Union Street 3rd Floor, Lawrence, MA 01840.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

●	our Annual Report on Form 20-F for the year ended December 31, 2024 filed with the SEC on March 12, 2025;

●	the description of our ordinary shares contained in our registration statement on Form 8-A (File No. 001-41316), filed with the SEC on March 7, 2022, as updated by the description of our ordinary shares that served as Exhibit 2.1 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2024 filed with the SEC on March 12, 2025; and

●	our Reports on Form 6-K filed with the SEC on May 19, 2025 and June 17, 2025.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents. We may also incorporate by reference part or all of any reports on Form 6-K that we subsequently furnish to the SEC prior to the completion or termination of any offering by identifying in such Forms 6-K that such Form 6-K, or certain parts or exhibits of such Form 6-K, are being incorporated by reference into this prospectus, and any Form 6-K (or parts thereof) so identified shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of submission of such document.

We have filed a registration statement on Form F-3 to register the issuance and the resale of the securities described elsewhere in this prospectus. This prospectus is a part of that registration statement. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities.

Information and statements contained in this prospectus or any annex to this prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this prospectus forms a part.

Statements made in this prospectus concerning the contents of any contract, agreement or other document are not complete descriptions of all terms of these documents. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed for a complete description of its terms. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. You should read this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part in their entirety.

We are subject to the informational requirements of the Exchange Act. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are a “foreign private issuer” as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or the Exchange Act. As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. We publish annually an annual report filed on Form 20-F containing financial statements that have been examined and reported on, with an opinion expressed by, a registered public accounting firm. We prepare our annual financial statements in United States dollars and in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. If there is any inconsistency between the information in this prospectus and in any post-effective amendment to the Form F-1 of which this prospectus is a part, or in any prospectus supplement, you should rely on the information in the post-effective amendment or prospectus supplement, as relevant. You should read this prospectus and any post-effective amendment or prospectus supplement together with the additional information contained in documents listed above under the heading “Where You Can Find More Information; Incorporation of Information by Reference.” The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us, the securities offered under this prospectus, and our other outstanding securities. The registration statement, including the exhibits, can be read at the SEC’s website mentioned above under “Where You Can Find More Information; Incorporation of Information by Reference.”

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (and any exhibits specifically incorporated in such information), at no cost, upon written or oral request to us at the following address:

Alpha Tau Medical Ltd.

Attention: VP Legal

Kiryat HaMada St. 5

Jerusalem

9777605

Israel

You may also obtain information about us by visiting our website at www.alphatau.com. Information contained in our website is not part of this prospectus.

We have not authorized anyone to give any information or make any representation about their companies that is different from, or in addition to, that contained in this prospectus or in any of the materials that have been incorporated in this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. You should read all information supplementing this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the fiduciary duty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association include such a provision. The company may not exculpate in advance a director from liability arising due to the breach of his or her duty of care in the event of a prohibited dividend or distribution to shareholders.

Under the Companies Law and the Israeli Securities Law, 5728-1968 (the “Securities Law”) a company may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a monetary liability incurred by or imposed on the office holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the office holder as a result of an investigation or proceeding filed against the office holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such office holder and without the imposition on him of any monetary obligation in lieu of a criminal proceeding; (ii) concluded without the filing of an indictment against the office holder but with the imposition of a monetary obligation on the office holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent; or (iii) in connection with a monetary sanction;

●	a monetary liability imposed on the office holder in favor of a payment for a breach offended at an Administrative Procedure (as defined below) as set forth in Section 52(54)(a)(1)(a) to the Securities Law;

●	expenses expended by the office holder with respect to an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which were imposed on the office holder by a court (i) in a proceeding instituted against him or her by the company, on its behalf, or by a third party, (ii) in connection with criminal indictment of which the office holder was acquitted, or (iii) in a criminal indictment which the office holder was convicted of an offense that does not require proof of criminal intent; and

●	any other obligation or expense in respect of which it is permitted or will be permitted under applicable law to indemnify an office holder, including, without limitation, matters referenced in Section 56H(b)(1) of the Securities Law.

An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

Under the Companies Law and the Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the fiduciary duty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

●	a monetary liability imposed on the office holder in favor of a third party;

●	a monetary liability imposed on the office holder in favor of an injured party at an Administrative Procedure pursuant to Section 52(54)(a)(1)(a) of the Securities Law; and

●	expenses incurred by an office holder in connection with an Administrative Procedure, including reasonable litigation expenses and reasonable attorneys’ fees.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●	a breach of the fiduciary duty, except for indemnification and insurance for a breach of the fiduciary duty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which controlling shareholders have a personal interest, also by the shareholders.

Our amended and restated articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by law. Our office holders are currently covered by a directors’ and officers’ liability insurance policy. As of the date of this registration statement, no claims for directors’ and officers’ liability insurance have been filed under this policy and we are not aware of any pending or threatened litigation or proceeding involving any of our office holders, including our directors, in which indemnification is sought.

We have entered into agreements with each of our current office holders exculpating them from a breach of their duty of care to us to the fullest extent permitted by law, subject to limited exceptions, and undertaking to indemnify them to the fullest extent permitted by law, subject to limited exceptions, including, with respect to liabilities resulting from this offering, to the extent that these liabilities are not covered by insurance. This indemnification is limited, with respect to any monetary liability imposed in favor of a third party, to events determined as foreseeable by the board of directors based on our activities. The maximum aggregate amount of indemnification that we may pay to our office holders based on such indemnification agreement is the greater of (1) 25% of our shareholders’ equity pursuant to our audited consolidated financial statements for the year preceding the year in which the event in connection of which indemnification is sought occurred, and (2) $40 million (as may be increased from time to time by shareholders’ approval). Such indemnification is in addition to any insurance amounts. Each office holder who agrees to receive this letter of indemnification also gives his approval to the termination of all previous letters of indemnification that we have provided to him or her in the past, if any. However, in the opinion of the SEC, indemnification of office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Item 9. Exhibits

The Exhibit Index is hereby incorporated herein by reference.

Item 10. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Incorporation by Reference
Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date	Filed / Furnished Herewith
3.1	Amended and Restated Articles of Association of Alpha Tau Medical Ltd.	20-F	001-41316	1.1	March 9, 2023
4.1	Specimen Ordinary Share Certificate of Alpha Tau Medical.	F-4	333-258915	4.5	January 5, 2022
4.2†	Amended and Restated Investors’ Rights Agreement dated as of July 7, 2021, by and among Alpha Tau Medical Ltd. and certain shareholders of Alpha Tau Medical Ltd.	F-4	333-258915	4.8	December 1, 2021
4.3	Warrant Agreement, dated June 17, 2025, by and between Alpha Tau Medical Ltd. and Oramed Ltd.					*
4.4	Warrant Agreement, dated June 17, 2025, by and between Alpha Tau Medical Ltd. and Oramed Ltd.					*
5.1	Opinion of Meitar | Law Offices.					*
23.1	Consent of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, independent registered accounting firm for Alpha Tau Medical Ltd.					*
23.2	Consent of Meitar | Law Offices. (included in Exhibit 5.1).					*
24.1	Power of Attorney (included on the signature page)					*
107	Filing Fee Table					*

*	Filed herewith

†	Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jerusalem, Israel, on the 23rd of June, 2025.

ALPHA TAU MEDICAL LTD.

By:	/s/ Uzi Sofer
Name: Title:	Uzi Sofer Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints, Uzi Sofer or Raphi Levy, or either of these, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this registration statement on Form F-3, and to sign any and all additional registration statements relating to the same offering of securities of the registration statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting such attorney-in-fact and agent full power and authority to do all such other acts and execute all such other documents as he may deem necessary or desirable in connection with the foregoing, as fully as the undersigned may or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

/s/ Uzi Sofer	Chief Executive Officer and Chairman	June 23, 2025
Uzi Sofer	(Principal Executive Officer)

/s/ Raphi Levy	Chief Financial Officer	June 23, 2025
Raphi Levy	(Principal Financial Officer and Principal Accounting Officer)

/s/ Ruti Alon	Director	June 23, 2025
Ruti Alon

/s/ Michael Avruch	Director	June 23, 2025
Michael Avruch

/s/ S. Morry Blumenfeld	Director	June 23, 2025
S. Morry Blumenfeld, Ph.D.

/s/ Maya Netser	Director	June 23, 2025
Maya Netser

/s/ Alan Adler	Director	June 23, 2025
Alan Adler

/s/ David Milch	Director	June 23, 2025
David Milch

/s/ Nadav Kidron	Director	June 23, 2025
Nadav Kidron

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Alpha Tau Medical Ltd. has signed this registration statement on June 23, 2025.

ALPHA TAU MEDICAL, INC.

By:	/s/ Uzi Sofer
	Name:	Uzi Sofer
	Title:	President and Director